UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 14, 2014

BLUELINX HOLDINGS INC.
(Exact name of registrant specified in its charter)

Delaware	001-32383	77-0627356
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4300 Wildwood Parkway, Atlanta, Georgia	30339
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (770) 953-7000

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                 Entry into a Material Definitive Agreement

On August 14, 2014, BlueLinx Corporation, a wholly-owned subsidiary of BlueLinx Holdings Inc., reached an agreement (the "Ninth Amendment") with Wells Fargo Bank, National Association successor by merger to Wachovia Bank, National Association and the other signatories thereto to amend the terms of its existing Amended and Restated Loan and Security Agreement, dated August 4, 2006, as amended (the "Credit Agreement").  The Ninth Amendment modifies the Credit Agreement as follows:

(a)	extends the maturity date of the $20 million Tranche A Loan to June 30, 2015;
(b)
provides for monthly step-downs in the maximum amount of the Tranche A Loan, each in the amount of $2 million, commencing on April 1, 2015, but such step-downs will not occur if, after giving effect to the applicable reduction, Excess Availability (as defined in the Credit Agreement) will be less than $50 million or an Event of Default (as defined in the Credit Agreement) will exist or will have occurred and be continuing;

(c)	Tranche A Loan will then be reduced to zero on June 30, 2015; and
(d)	certain updates and clarifying modifications regarding the ERISA representations and provisions.

Except as described above, all other material terms of the Credit Agreement remain unchanged.  The foregoing description of the Ninth Amendment is qualified in its entirety by reference to the Ninth Amendment, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description
10.1
The Ninth Amendment, dated August 14, 2014, to the Amended and Restated Loan and Security Agreement, dated August 4, 2006, as amended, by and between BlueLinx Corporation, Wells Fargo and the other signatories listed therein.

99.1	Press release, dated August 14, 2014, regarding the Ninth Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUELINX HOLDINGS INC. By: /s/ Susan C. O’Farrell Susan C. O’Farrell Senior Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer

Dated:  August 14, 2014

EXHIBIT INDEX

Exhibit No.	Description
10.1
The Ninth Amendment, dated August 14, 2014, to the Amended and Restated Loan and Security Agreement, dated August 4, 2006, as amended, by and between BlueLinx Corporation, Wells Fargo and the other signatories listed therein.

99.1	Press release, dated August 14, 2014, regarding the Ninth Amendment.